Mr. Benjamin's non-derivative securities owned beneficially comprise the following securities:

(a) a restricted stock award for 15,235 shares of the Issuer's common stock
("Shares") vesting in four equal annual installments beginning on February 12,
2020 (5,372 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (b) as determined by the Issuer's Compensation Committee
(the "Committee"), 12,530 performance restricted stock units ("PRSUs") granted in 2020 reached an attainment of 118.7% so an aggregate of 14,875 PRSUs would vest in three equal annual installments beginning on February 12, 2021 based on the Issuer achieving performance goals for the period ended December 31, 2020
(4,661 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (c) a restricted stock award for 12,530 Shares vesting in four equal annual installments beginning on February 12, 2021 (2,946 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (d)  as determined by the Issuer's Committee, 8,146 PRSUs granted on February 10, 2021 reached an attainment of 115.9% so an aggregate of 9,444 PRSUs would vest in three equal annual installments, initially on February 23, 2022 with subsequent vests on February 10, 2023 and February 10, 2024, based on the Issuer achieving performance goals for the period ended December 31, 2021 (1,480 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (e) the remaining 5,432 PRSUs granted on February 10, 2021 will vest dependent on the achievement of performance goals for the periods ended December 31, 2022 and
December 31, 2023, subject to continued employment, and the final amount will be based on the percentage of attainment reached (1,496 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (f) a restricted stock award for 16,292 Shares vesting in three equal annual installments beginning on February 10, 2022 (2,553 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); and (g) a restricted stock award for 16,033 Shares vesting in three equal annual installments beginning on
February 24, 2023.  All restricted stock awards and PRSUs granted are subject to continued employment.